Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 11, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW
United Kingdom

Re: Global Ship Lease, Inc.

Ladies and Gentlemen:
We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with (i) the Company’s at-the-market offering of up to $75.0 million of its Depositary Shares (the “Depositary Shares”), each representing a 1/100th interest in one share of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500 per share (equivalent to $25.00 per Depositary Share) (the “Preferred Shares”); (ii) the At Market Issuance Sales Agreement, dated December 10, 2019 (the “Sales Agreement”), between the Company and B. Riley FBR, Inc., as sales agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer Depositary Shares through the Agent, from time to time; and (iii) the preparation of the Company’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form F-3 (File No. 333-235305), declared effective by the Securities and Exchange Commission (the “Commission”) on December 10, 2019 (the “Registration Statement”), a prospectus included therein (the “Base Prospectus”) and a prospectus supplement thereto dated December 10, 2019 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Preferred Shares are to be deposited from time to time against delivery of one or more depositary receipts (the “Depositary Receipts”) representing the Depositary Shares to be issued by Computershare, Inc. and Computershare Trust Company, N.A., as applicable, as depositary, registrar and transfer agent (the “Depositary”), under a Deposit Agreement, dated as of August 20, 2014 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Sales Agreement; (ii) the Registration Statement, (iii) the Prospectus; (iv) the Deposit Agreement; (v) the Certificate of Designation for the Preferred Shares filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 19, 2014 and as subsequently amended on December 9, 2019; (vi) the form of Depositary Receipt; and (vii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
  Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Tax Considerations” in the Prospectus and “Item 10. Additional Information—E. Taxation” in the Annual Report, we hereby confirm that the opinions of Seward & Kissel and the discussions of United States federal and Marshall Islands tax matters expressed in the Prospectus under the heading “Tax Considerations” and in the Annual Report under the heading “Item 10. Additional Information—E. Taxation,” are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Annual Report.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Company’s Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP